Exhibit 4.4

ISOCKET, INC.

NOTICE OF GRANT OF STOCK PURCHASE RIGHT

The Participant has been granted a right to purchase (the “Purchase Right”) certain shares of Stock (the “Shares”) of isocket, inc. pursuant to the isocket, inc. 2009 equity Incentive Plan (the “Plan”), as follows:

Participant:

Date of Grant:

Total Number of Shares:	, subject to adjustment as provided by the Stock Purchase Agreement.

Purchase Price:	$

Expiration Date:	(Not later than 30 days after Date of Grant)

Initial Vesting Date:	The date one (1) year after [vesting commencement date]

Vested Shares:	Except as provided in the Stock Purchase Agreement, the number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Total Number of Shares by the “Vested Ratio” determined as of such date as follows:

Vested Ratio

	Prior to Initial Vesting Date	0

	On Initial Vesting Date, provided the Participant’s Service has not terminated prior to such date	1/4

Plus

	For each additional full month of the Participant’s continuous Service from Initial Vesting Date until the Vested Ratio equals 1/1, an additional	1/48

By their signatures below, the Company and the Participant agree that the Purchase Right and any shares acquired upon the exercise thereof are governed by this Grant Notice and by the provisions of the Plan and the Stock Purchase Agreement, both of which are attached to and made a part of this document. The Participant acknowledges receipt of copies of the Plan and the Stock Purchase Agreement, represents that the Participant has read and is familiar with their provisions, and hereby accepts the Purchase Right subject to all of their terms and conditions.

ISOCKET, INC.		PARTICIPANT

By:
Signature

Its:
Date

Address:	2235 California street, #199
	Mountain View, CA 94040	Address

ATTACHMENTS:	2009 Equity Incentive Plan, as amended to the Date of Grant; Stock Purchase Agreement, Exercise Notice, Assignment Separate from Certificate and form of Section 83(b) Election